EXHIBIT 99.1

healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦ Wellington, Florida 33414 ♦  561.798.9800 (office) ♦  561.296.3456 (fax)

The Quantum Group & IBM Sign Research Collaboration Agreement
for the LA Grid University Consortium

WELLINGTON, Fla. (May 28, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WSA, QGP.WSB) (www.QuantumMD.com), a provider of business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry, announced today that it is joining IBM’s Latin American Grid (LA Grid) initiative. LA Grid is comprised of a collection of human and computing resources in North America, Latin America and Spain, working in collaboration to perform as one massive supercomputer.  Quantum now joins twelve other member universities worldwide and IBM in the development of this multi-national, distributed network platform for advanced research.

The LA Grid network, the largest academic multi-national computer grid, is already active in four universities in the United States, four in Mexico, two in Argentina, one in Puerto Rico and the Supercomputing Centers in Barcelona, Spain and San Luis Potosi, Mexico. Advanced research in Hurricane and Weather Modeling, Bio-Tech and Bio-Information has already led to a number of scientific grants and publications.

The portfolio of LA Grid stands to benefit from the unique expertise of Quantum in healthcare systems, strategic consulting and service chain management solutions coupled with the cutting-edge technology the Company has developed.

“IBM has invested in a strategy that applies the use of technology to solve societal challenges through collaboration with university and industry partners around the world,” said Juan F. Caraballo, LA Grid Program Director. “The LA Grid initiative is a perfect example of this strategy and how working in a globally integrated environment can make strides toward solving major societal issues such as those encountered in healthcare. In the process, we are also contributing to the development of the next-generation of computer scientists. We are pleased that The Quantum Group is the latest addition, and the first healthcare industry partner, to the LA Grid team, as access to real-life healthcare experience is vital to the quality of research already underway."

Noel J. Guillama, President and CEO of The Quantum Group commented, “We anticipate that advances in healthcare will be greatly accelerated through this partnership. In addition, our access to privatized and secure records will provide fertile ground for advanced research in an industry seeking greater effectiveness, efficiency and innovation.”

Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer for The Quantum Group stated, “The Healthcare industry is ripe for the implementation of technology-based solutions. Medical records today are dispersed across thousands of medical offices, hospitals and ancillary facilities. The ability to manage such a large volume of records will require flexible networks that can integrate data quickly and securely. LA Grid is a perfect living laboratory for research to advance the healthcare industry.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800